As filed with the Securities and Exchange Commission on May 28, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1562417
State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Antigenics Inc.
630 Fifth Avenue, Suite 2100
New York, NY 10111
(Address of principal executive offices, including zip code)

1999 EQUITY INCENTIVE PLAN
(Full title of the plan)

Garo H. Armen
Antigenics Inc.
630 Fifth Avenue, Suite 2100
New York, NY 10111
212-994-8200
(Name, address and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Paul M. Kinsella
Ropes & Gray LLP
One International Place
Boston, MA 02110
617-951-7000
617-951-7050 (facsimile)

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Share(1)	Price(1)	Registration Fee
Common Stock, $0.01 par value per share	4,000,000 shares(2)	$8.35	$33,400,000.00	$4,231.78

(1)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock as reported by the Nasdaq National Market on May 24, 2004 to be $8.60 and $8.09, respectively.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

SIGNATURES
OPINION OF ROPES & GRAY LLP.
AMENDMENT #2 TO 1999 EQUITY INCENTIVE PLAN
CONSENT OF KPMG LLP

Explanatory Note

     The Registrant hereby increases the number of shares of its Common Stock available for issuance under the 1999 Equity Incentive Plan (the “Plan”) by 4 million shares so that a total of 10 million shares will be available under the Plan. Pursuant to Instruction E to Form S-8, the Registrant incorporates by reference into this Registration Statement the entire contents of its Registration Statement on Form S-8 (File No. 333-40442) filed with the Securities and Exchange Commission on June 29, 2000 and amended on June 11, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of May, 2004.

ANTIGENICS INC.

By:	/s/ Garo H. Armen

Name: Garo H. Armen Title: Chief Executive Officer

     Each person whose signature appears below constitutes and appoints Garo H. Armen his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on May 28, 2004.

Signature	Title
/s/ Garo H. Armen, Ph.D.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer, Principal
Financial Officer, and Principal Accounting
Garo H. Armen, Ph.D.	Officer)

/s/ Noubar Afeyan, Ph.D.
Noubar Afeyan, Ph.D.	Director

/s/ Frank AtLee
Frank AtLee	Director

/s/ Gamil de Chadarevian
Gamil de Chadarevian	Director, Vice Chairman of the Board

/s/ Tom Dechaene
Tom Dechaene	Director

/s/ Margaret Eisen
Margaret Eisen	Director

/s/ Wadih Jordan
Wadih Jordan	Director

/s/ Mark Kessel
Mark Kessel	Director

/s/ Pramod Srivastava
Pramod Srivastava	Director

EXHIBIT INDEX

5.1	Opinion of Ropes & Gray LLP.

10.1	Antigenics Inc. Amendment No. 2 to 1999 Equity Incentive Plan.

23.1	Consent of KPMG LLP.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).